Exhibit 10.1

CREDIT AGREEMENT

BY AND AMONG

INDIANAPOLIS POWER & LIGHT COMPANY,

THE VARIOUS FINANCIAL INSTITUTIONS

PARTY HERETO,

AND

LASALLE BANK NATIONAL ASSOCIATION,

AS AGENT

DATED AS OF JUNE 14, 2002

ARTICLE I DEFINITIONS AND ACCOUNTING AND OTHER TERMS 1

Section 1.1. Certain Defined Terms 1

Section 1.2. Accounting Terms 8

Section 1.3. Other Terms 8

ARTICLE II AMOUNT AND TERMS OF THE LOANS 8

Section 2.1. Advances 8

(A) Amount 8

(B) Method of Selecting Types and Interest Periods for New Advances 9

(C) Interest 9

(D) Interest Payments 9

(E) Optional Principal Payments 9

(F) Maturity 10

(G) Reduction or Termination of the Commitments 10

Section 2.2. Notes 10

Section 2.3. Computation of Interest 10

Section 2.4. Making of Payments and Prepayments, Proration and Setoff 10

(A) Making of Payments and Prepayments 10

(B) Setoff 11

(C) Proration of Payments 11

(D) Unconditional Obligations and No Deductions 11

Section 2.5. Payment on Non-Business Days 11

Section 2.6. Use of Proceeds 11

Section 2.7. Commitment Fee 12

Section 2.8. Reimbursement of Costs 12

Section 2.9. Conversion and Continuation of Outstanding Advances 12

Section 2.10. Pro Rata Treatment 12

Section 2.11. Telephonic Notices 12

Section 2.12. Lending Installations 13

Section 2.13. Non-Receipt of Funds by the Agent 13

Section 2.14. Certain Conditions 13

ARTICLE III YIELD PROTECTION; TAXES 13

Section 3.1. Yield Protection 13

Section 3.2. Changes in Capital Adequacy Regulations 14

Section 3.3. Availability of Types of Advances 15

Section 3.4. Funding Indemnification 15

Section 3.5. Taxes 15

Section 3.6. Bank Statements; Survival of Indemnity 17

ARTICLE IV CONDITIONS OF LENDING 17

Section 4.1. Conditions Precedent to all Advances 17

Section 4.2. Conditions Precedent to Initial Advance 17

ARTICLE V REPRESENTATIONS AND WARRANTIES 18

Section 5.1. Representations and Warranties of Borrower 18

(A) Organization and Existence 19

(B) Authorization and Absence of Defaults 19

(C) Acquisition of Consents 19

(D) Validity and Enforceability 19

(E) Financial Information 19

(F) No Litigation 20

(G) Regulation U 20

(H) Absence of Adverse Agreements 20

(I) Taxes 20

(J) Accuracy of Representations and Warranties 21

(K) Investment Company Act 21

(L) Solvency 21

(M) Licenses, Registrations, and Compliance with Laws 21

(N) Principal Place of Business; Books and Records 22

(O) Title to Assets and Properties 22

(P) Material Adverse Change 22

(Q) Employee Benefit Plans 22

(R) Public Utility Holding Company Act 22

(S) Environmental Matters 22

(T) Pari Passu Indebtedness 23

ARTICLE VI COVENANTS OF BORROWER 24

Section 6.1. Affirmative Covenants of Borrower Other Than Reporting Requirements 24

(A) Payment of Taxes 24

(B) Preservation of Existence 24

(C) Compliance with Laws 24

(D) Visitation Rights 24

(E) Keeping of Records and Books of Account 25

(F) Maintenance of Properties 25

(G) Other Documents 25

(H) Environmental Liability 25

(I) Additional Assurances 26

(J) Purposes 26

(K) ERISA Compliance 26

(L) Insurance 26

Section 6.2. Negative Covenants of Borrower 26

(A) Liens 26

(B) Assumptions or Guaranties of Indebtedness 28

(C) Dissolution 28

(D) Sale of Assets 28

(E) Change in Nature of Business 29

(F) Sale and Leaseback 29

(G) Sale of Accounts 29

(H) Indebtedness 29

(I) Other Agreements 29

(J) Payment or Prepayment of Other Loans 30

(K) Change of Fiscal Year 30

(L) Subordination of Claims 30

(M) Dividends 30

(N) Capital Expenditures 30

(O) Financial Covenants 30

(P) Affiliates 30

(Q) Investments and Acquisitions 30

(R) Certain Restrictions 31

Section 6.3. Reporting Requirements 31

ARTICLE VII EVENTS OF DEFAULT 33

Section 7.1. Events of Default 33

ARTICLE VIII REMEDIES OF BANKS 35

ARTICLE IX THE AGENT 35

Section 9.1. Appointment; Nature of Relationship 35

Section 9.2. Powers 35

Section 9.3. General Immunity 36

Section 9.4. No Responsibility for Loans, Recitals, etc 36

Section 9.5. Action on Instructions of Banks 36

Section 9.6. Employment of Agents and Counsel 36

Section 9.7. Reliance on Documents; Counsel 36

Section 9.8. Agent's Reimbursement and Indemnification 37

Section 9.9. Notice of Default 37

Section 9.10. Rights as a Bank 37

Section 9.11. Bank Credit Decision 37

Section 9.12. Successor Agent 38

ARTICLE X MISCELLANEOUS 38

Section 10.1. Consent to Jurisdiction and Service of Process 38

Section 10.2. Rights and Remedies Cumulative 39

Section 10.3. Delay or Omission Not Waiver 39

Section 10.4. Amendments 39

Section 10.5. Notices 40

Section 10.6. Costs, Expenses and Taxes; Indemnification 40

Section 10.7. Participations 41

(A) Permitted Participants; Effect 41

(B) Voting Rights 41

(C) Benefit of Certain Provisions 41

Section 10.8. Binding Effect; Assignment 42

Section 10.9. Actual Knowledge 43

Section 10.10. Governing Law 43

Section 10.11. Severability of Provisions 43

Section 10.12. Headings 43

Section 10.13. Counterparts 43

Section 10.14. Nonliability of Banks 43

Section 10.15. Nonreliance 44

Section 10.16. Waiver of Jury Trial 44

EXHIBITS

A. Form of Revolving Note

B. Form of Opinion of Counsel

C. Form of Assignment Agreement

SCHEDULES

I. Banks and Commitments

II. Pricing Schedule

III. Existing Defaults
 IV. Pending Litigation

V. Existing Investments

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 14, 2002, is by and among INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation ("Borrower"), the undersigned financial institutions (together with their respective successors and assigns, collectively the "Banks" and individually each a "Bank"), and LASALLE BANK NATIONAL ASSOCIATION ("LaSalle"), as agent for the Banks (in such capacity, the "Agent").

W I T N E S S E T H:

WHEREAS, Borrower wishes, from time to time, to obtain loans in the principal sum of up to $30,000,000, and Banks are willing to make such loans to Borrower, on the terms and conditions hereinafter set forth:

NOW, THEREFORE, the parties hereto agree as follows:

  DEFINITIONS AND ACCOUNTING AND OTHER TERMS

    Certain Defined Terms. As used in this Agreement, the following words, terms and/or phrases shall have the following meanings and such meanings shall be applicable to both the singular and plural forms of the terms defined:

    "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

    "Advance" means a borrowing hereunder, (i) made by the Banks on the same date or (ii) continued or converted by the Banks on the same date of continuation or conversion, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of LIBOR Loans, for the same Interest Period.

    "Advance Request" see Section 2.1(B).

    "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

    "Agent" is defined in the first paragraph hereof.

    "Aggregate Commitment" means the aggregate of the Commitments of all of the Banks, as reduced from time to time pursuant to the terms hereof.

    "Agreement" means this Credit Agreement, as amended or otherwise modified from time to time.

    "Applicable Fee Rate" - see the Pricing Schedule.

    "Applicable Margin" - see the Pricing Schedule.

    "Banks" or "Bank" has the meaning assigned in the first paragraph of this Agreement.

    "Base Rate" means the rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus one-half (1/2) of one percent (1%) per annum. For purposes hereof, "Prime Rate" means the rate of interest per annum publicly announced from time to time by LaSalle as its prime commercial lending rate at its Chicago office; each change in the Prime Rate shall be effective on the date such change is announced. The prime rate is a reference rate and does not necessarily represent the lowest or best rate charged to any customer by LaSalle.

    "Base Rate Advance" means an Advance that bears interest at the Base Rate.

    "Base Rate Loan" means a Loan that bears interest at the Base Rate.

    "Borrower" has the meaning assigned in the first paragraph of this Agreement.

    "Business Day" means any day on which banks are open for business (other than a Saturday or Sunday) in New York, New York, Chicago, Illinois and Indianapolis, Indiana, and, if the transaction involves a LIBOR Advance, on which dealings are carried on in the London eurodollar interbank market.

    "Capital Lease" means, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No.13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of Borrower prepared in accordance with GAAP.

    "Cash Equivalent Investments" means (a) obligations of, or unconditionally guaranteed by, the United States of America; (b) obligations issued or guaranteed by any person controlled or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America; (c) negotiable or non-negotiable certificates of deposit and time deposits issued by any bank, trust company or national banking association, including the Agent, having total assets in excess of one (1) billion dollars and which has combined capital, surplus and undivided profits of at least $25,000,000 in dollars of the United States of America; (d) commercial paper of the quality rated on the date of purchase at "A-1" by S&P or "P-1" by Moody's purchased directly or through recognized money market dealers; (e) municipal obligations the interest on which is excluded from the gross income of the owners thereof for federal tax purposes under Section 103 of the Internal Revenue Code, if rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P; (f) any repurchase agreement secured by any one or more of the foregoing; (g) any repurchase agreement or guaranteed investment contract from a bank or insurance company rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P and secured by any one or more of the foregoing with collateral equal or greater than 102% of the principal amount originally invested valued on a weekly basis; (h) units or shares of a Qualified Regulated Investment Company which invests solely in obligations described in clause (e) above; for purposes of this clause (h) a Qualified Regulated Investment Company means a qualified regulated investment company as defined by the Internal Revenue Service including any regulated investment company (as defined in Section 851(a) of the Internal Revenue Code) which, (i) for the taxable year, meets the requirements of Section 852(a) of the Internal Revenue Code, (ii) has authorized and outstanding only one class of units or shares and (iii) to the extent practicable invests all of its assets in tax-exempt bonds, or of the weighted average value of its assets is represented by investments in tax-exempt bonds; and (i) money market funds which funds are rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P.

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

    "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

    "Change" - see Section 3.2.

    "Closing Date" means the date on which all conditions precedent set forth in Section 4.2 are satisfied or waived by all Banks.

    "Commitment" means, for each Bank, its commitment to make Loans as set forth in Article II hereof, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The amount of the Commitment of each Bank as of June 14, 2002 is set forth on Schedule I.

    "Commitment Termination Date" means June 13, 2003.

    "Consolidated EBIT" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for Borrower and its Subsidiaries on a consolidated basis.

    "Consolidated Interest Expense" means, with reference to any period, the interest expense of Borrower and its Subsidiaries calculated on a consolidated basis for such period.

    "Consolidated Net Income" means, with reference to any period, the net income (or loss) of Borrower and its Subsidiaries calculated on a consolidated basis for such period.

    "Consolidated Total Capitalization" means at any time the sum of Total Debt and Total Capital, each calculated at such time.

    "Conversion/Continuation Notice" - see Section 2.9.

    "Default" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

    "Dollars" and the sign "$" mean lawful money of the United States of America.

    "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders applicable to Borrower and its Subsidiaries) relating to public health and safety and protection of the environment, including without limitation CERCLA and the Resource Conservation and Recovery Act.

    "ERISA" - see Section 6.1(K).

    "Events of Default" has the meaning assigned to that term in Section 7.1 of this Agreement.

    "Excluded Taxes" means, in the case of each Bank or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Bank or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Bank's principal executive office or such Bank's applicable Lending Installation is located.

    "Federal Funds Effective Rate" means, for any day, the weighted average of the rates for overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by LaSalle from three Federal funds brokers of recognized standing selected by it.

    "FERC" means the Federal Energy Regulatory Commission and any successor agency thereto.

    "FERC Order" means the order issued by the FERC to Borrower dated July 28, 2000, Docket No. ES00-33-000, or an extension, renewal or replacement of such order in form and substance satisfactory to the Banks.

    "Financing Documents" means, collectively, this Agreement, the Notes, and each other agreement, instrument or document now or hereafter executed in connection herewith or therewith.

    "FPA" means the Federal Power Act, as amended, and all rules and regulations promulgated thereunder.

    "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

    "Hazardous Materials" - see Section 6.1(H).

    "Indebtedness" means all obligations and liabilities of Borrower to any Person (including without limitation all debts, claims and indebtedness) whether primary, secondary, direct, contingent, fixed or payable, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise. Indebtedness includes, without limiting the generality of the foregoing: (a) obligations or liabilities of any Person that are secured by any Lien upon property owned by Borrower even though Borrower has not assumed or become liable for the payment therefor; and (b) obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property.

    "Interest Period" means, with respect to any LIBOR Advance, the one month, two month, or three month period selected by Borrower and commencing on the date of such Advance. No Interest Period may extend past the Commitment Termination Date. Each Interest Period for a LIBOR Advance that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent month) shall end on the last Business Day of the appropriate subsequent calendar month. Each Interest Period for a LIBOR Advance which would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (unless such immediately succeeding Business Day is in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day).

    "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit account and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

    "IPALCO" means IPALCO Enterprises, Inc., an Indiana corporation.

    "IPSCA" means the Indiana Public Service Commission Act, as amended, I.C. 8-1-2-1 et seq., and all rules and regulations promulgated thereunder.

    "IURC" means the Indiana Utility Regulatory Commission and any successor agency thereto.

    "LaSalle" is defined in the first paragraph hereof.

    "Lending Installation" means, with respect to a Bank or the Agent, the office, branch, subsidiary or Affiliate of such Bank or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Bank or the Agent pursuant to Section 2.12.

    "Liabilities" means, at any time, all liabilities of Borrower and its Subsidiaries that would be shown on a consolidated balance sheet of Borrower prepared in accordance with GAAP at such time.

    "LIBOR Advance" means an Advance which bears interest at the applicable LIBOR Rate.

    "LIBOR Base Rate" means, with respect to any LIBOR Advance for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate per annum determined by the Agent to be the rate at which LaSalle offers to place deposits in Dollars with first-class banks in the interbank eurodollar market at approximately 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount approximately equal or comparable to the amount of the LIBOR Loan of LaSalle for such Interest Period.

    "LIBOR Loan" means a Loan which bears interest at the applicable LIBOR Rate.

    "LIBOR Rate" means for each Interest Period for LIBOR Advances, the rate of interest per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) determined by the following formula:

    LIBOR Rate = LIBOR Base Rate

    1 - LIBOR Reserve Percentage.

    "LIBOR Reserve Percentage" means, with respect to any Interest Period, for any LIBOR Advance, the maximum aggregate reserve requirement (including all basis, supplemental, marginal and other reserves) which is imposed under Regulation D on "Eurocurrency liabilities" as that term is defined in Regulation D.

    "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrances, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement) having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the applicable Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

    "Loan" means, with respect to a Bank, such Bank's portion of any Advance.

    "Moody's" - see the Pricing Schedule.

    "Moody's Rating" - see the Pricing Schedule.

    "Non-U.S. Bank" - see Section 3.5(iv).

    "Notes" means the Revolving Notes of Borrower, payable to the order of the respective Banks and substantially in the form of Exhibit A, as the same may be amended or otherwise modified from time to time.

    "Other Taxes" is defined in Section 3.5(ii).

    "Participant" - see Section 10.7(A).

    "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

    "Pricing Schedule" - see Schedule II.

    "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

    "Purchaser" - see Section 10.8(B).

    "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

    "Release" means a "release", as such term is defined in CERCLA.

    "Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA.

    "Required Banks" means Banks in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.

    "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

    "S&P" - see the Pricing Schedule.

    "S&P Rating" - see the Pricing Schedule.

    "Subsidiary" means, with respect to any Person, any corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have not less than 50% of the ordinary voting power for the election of directors. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

    "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

    "Total Capital" means, at any time, the amount shown opposite the captions "stockholders' equity," and "preferred stock" on the balance sheet of Borrower at such time.

    "Total Debt" means at any time (a) all interest-bearing Liabilities of Borrower and its Subsidiaries, (b) all securitized facilities of Borrower and its Subsidiaries, (c) all Capital Lease obligations of Borrower and its Subsidiaries and (d) all letter of credit obligations of Borrower and its Subsidiaries; provided, however, that the term "Total Debt" shall not include accounts payable and accruals of Borrower that would be shown as such on the balance sheet of Borrower prepared in accordance with GAAP.

    "Transferee" - see Section 10.8(D).

    "Type" means, with respect to any Advance, its nature as a Base Rate Advance or a LIBOR Advance and with respect to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, calculations of amounts for the purposes of calculating any financial covenants or ratios hereunder shall be made in accordance with GAAP applied in a manner consistent with Borrower's financial statements for the year ended December 31, 2001, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.
    Other Terms. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

  AMOUNT AND TERMS OF THE LOANS

    Advances.
      Amount. From time to time before the Commitment Termination Date, each Bank severally agrees, subject to the terms and conditions of this Agreement, including, but not limited to, the conditions precedent contained in Article IV hereof, to make Loans to Borrower, from time to time, in amounts not to exceed in the aggregate at any one time outstanding, the amount of its Commitment. In no event may the aggregate principal amount of all outstanding Loans exceed the amount of the Aggregate Commitment. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow at any time prior to the Commitment Termination Date. In accordance with the terms of this Agreement, at Borrower's option, borrowings may be Base Rate Advances or LIBOR Advances or a combination thereof in principal amounts of $1,000,000 or larger integral multiples thereof, as more fully described in this Agreement.
      Method of Selecting Types and Interest Periods for New Advances. Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the Interest Period applicable thereto from time to time. Borrower shall give the Agent irrevocable notice (an "Advance Request") not later than (x) in the case of a Base Rate Advance, noon (Chicago time) on the borrowing date of such Base Rate Advance and (y) in the case of a LIBOR Advance, 10:00 a.m. (Chicago time) three Business Days before the borrowing date for such LIBOR Advance. Each Advance Request shall specify:
        the borrowing date, which shall be a Business Day, of the Advance requested thereby, the aggregate amount of such Advance,
        the Type of Advance selected and
        in the case of each LIBOR Advance, the Interest Period applicable thereto.

      Not later than 2:00 p.m. (Chicago time) on each borrowing date, each Bank shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Section 10.5. The Agent will make the funds so received from the Banks available to Borrower at the Agent's aforesaid address.

      Interest. Interest shall accrue on the Loans subject to and in accordance with the terms and conditions of this Agreement and the Notes as follows:
          Base Rate Advances shall bear interest at the Base Rate; and
          LIBOR Advances shall bear interest at the LIBOR Rate applicable to each Interest Period for such Advance plus the Applicable Margin in effect for each day during the relevant period;

      provided, however, that during the continuance of any Default or Event of Default, each Advance shall bear interest at a rate per annum equal to the Base Rate from time to time in effect plus 2%.

      Interest Payments. Interest accrued on each Base Rate Advance shall be payable on the last day of each calendar quarter, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each LIBOR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the LIBOR Advance is prepaid, whether by acceleration or otherwise, and at maturity.
      Optional Principal Payments. Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any larger integral multiple thereof, any portion of the outstanding Base Rate Advances upon two Business Days' prior notice to the Agent. Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding LIBOR Advances, or, in a minimum aggregate amount of $1,000,000 or any larger integral multiple thereof, any portion of the outstanding LIBOR Advances upon three Business Days' prior notice to the Agent.
      Maturity. If not sooner paid or accelerated pursuant to the terms of this Agreement, the balance of the unpaid principal amount of, and all accrued and unpaid interest on and other Indebtedness with respect to the Loans shall be due and payable on the Commitment Termination Date.
      Reduction or Termination of the Commitments. Borrower may from time to time on at least three Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the amount of the Aggregate Commitment to an amount not less than the aggregate unpaid principal amount of the Loans. Any such reduction shall be in an amount of at least $5,000,000 or in a larger integral multiple of $1,000,000 and shall be pro rata among the Banks. Borrower may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of Borrower hereunder and under the Notes.
    Notes. Each Loan of each Bank shall be evidenced by a Note. Each Bank is hereby authorized to record the principal amount of each of its Loans and each repayment on any schedule to its Note (and each such record shall be conclusive, absent manifest error); provided that neither the failure to so record nor any error in such recordation shall affect Borrower's obligations under such Note.
    Computation of Interest. Interest due under this Agreement and under the Notes shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as the case may be, on Base Rate Advances, and on the basis of a 360-day year on LIBOR Advances.
    Making of Payments and Prepayments, Proration and Setoff.
      Making of Payments and Prepayments. Except as set forth below, all payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and under the Notes shall be made to the Agent at the Agent's address specified in Section 10.5 in Dollars and in immediately available funds prior to 2:00 p.m., Chicago time, on the date due. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank. Borrower hereby irrevocably authorizes the Banks, if and to the extent payment of any installment of principal, interest and/or fees hereunder and/or under the Notes is not made when due, to charge against any of Borrower's accounts with the Banks an amount equal to the amount thereof not paid when due. Any such payment or prepayment which is received by the Agent in Dollars and in immediately available funds after 2:00 p.m., Chicago time, on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day except that solely for the purpose of determining whether an Event of Default has occurred, any such payment or prepayment if received by the Agent prior to the close of the Agent's business on a Business Day shall be deemed received on such Business Day.

      All payments under Section 3.1 and (to the extent they relate to a Change) Section 3.2 shall be made directly to the affected Bank.

      Setoff. While any Event of Default exists, each of the Banks is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by each of the Banks to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the Notes irrespective of whether or not any Bank shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured. Each Bank exercising such right of setoff and application agrees to promptly notify Borrower after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Banks under this Section 2.4(B) are in addition to all other rights and remedies (including, without limitation, other rights of setoff) that the Banks may have.
      Proration of Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1 or (to the extent relating to compensation for a Change) Section 3.2) in a greater proportion than that received by any other Bank, such Bank agrees to purchase such participations in the Loans held by the other Banks so that after such purchase the purchasing Bank shall share such excess payment ratably with each of them. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for Borrower's obligations to such Bank hereunder, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made.
      Unconditional Obligations and No Deductions. Borrower's obligation to make all payments provided for in this Agreement and/or the Notes shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type, regardless of whether any claims, defenses or offsets of any type exist.
    Payment on Non- Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and under the Notes; notwithstanding the foregoing, in no event shall any payment hereunder or under the Notes be made after the Commitment Termination Date.
    Use of Proceeds. Borrower shall use the proceeds of the Loans for working capital and general corporate purposes.
    Commitment Fee. Borrower agrees to pay to the Agent for the account of each Bank a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Bank's Commitment from the date hereof to and including the Commitment Termination Date. Such fee shall accrue from the date hereof, shall be payable in arrears on the last day of each calendar quarter and on the Commitment Termination Date, and shall be computed for the number of actual days elapsed in a 360-day year. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Banks to make Loans hereunder.
    Reimbursement of Costs. Borrower agrees to reimburse the Agent and the Banks for all costs (including, but not limited to, reasonable legal fees, accountants' fees, recording fees, filing fees, title searches, lien searches, title insurance and credit investigations) incurred by the Agent and the Banks in connection with the Loans made hereunder.
    Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into LIBOR Advances pursuant to this Section 2.9 or are repaid. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Base Rate Advance unless (x) such LIBOR Advance is or was repaid or (y) Borrower shall have given the Agent a Conversion/Continuation Notice (defined below) requesting that, at the end of such Interest Period, such LIBOR Advance continue as a LIBOR Advance for the same or another Interest Period. Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a LIBOR Advance; provided that each Advance shall be a minimum aggregate amount of $1,000,000 or any larger integral multiple thereof. Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Base Rate Advance into a LIBOR Advance or continuation of a LIBOR Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
            the requested date, which shall be a Business Day, of such conversion or continuation, the aggregate amount and Type of the Advance which is to be converted or continued and the amount of such Advance which is to be converted into or continued as a LIBOR Advance and the duration of the Interest Period applicable thereto.
    Pro Rata Treatment. All borrowings, conversions, continuations and repayments shall be effected so that after giving effect thereto each Bank will have a pro rata share (according to the proportion its Commitment bears to the Aggregate Commitment) of all Advances.
    Telephonic Notices. Borrower hereby authorizes the Banks and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Bank in good faith believes to be acting on behalf of Borrower, it being understood that the foregoing authorization is specifically intended to allow Advance Requests and Notices to be given telephonically. Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Bank, of each telephonic notice signed by an authorized officer of Borrower. If the written confirmation differs in any material respect from the action taken by the Agent and the Banks, the records of the Agent and the Banks shall govern absent manifest error.
    Lending Installations. Each Bank may book its Loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Bank for the benefit of any such Lending Installation. Each Bank may, by written notice to the Agent and Borrower in accordance with Section 10.5, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
    Non-Receipt of Funds by the Agent. Unless Borrower or a Bank, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to the Agent for the account of the Banks, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Bank, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by Borrower, the interest rate applicable to the relevant Loan.
    Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or conversion into any LIBOR Loan, if an Event of Default or Default exists.

  YIELD PROTECTION; TAXES

    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
            subjects any Bank or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Bank in respect of its LIBOR Loans, or imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation of making, funding or maintaining its LIBOR Loans or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with its LIBOR Loans, or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Loans held or interest received by it, by an amount deemed material by such Bank, and the result of any of the foregoing is to increase the cost to such Bank or applicable Lending Installation of making or maintaining its LIBOR Loans or Commitment or to reduce the return received by such Bank or applicable Lending Installation in connection with such LIBOR Loans or Commitment, in either event by an amount which such Bank reasonably deems material, then, within seven Business Days of demand by such Bank, Borrower shall pay such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction in amount received.

    Changes in Capital Adequacy Regulations. If a Bank determines the amount of capital required or expected to be maintained by such Bank, any Lending Installation of such Bank or any Person controlling such Bank is increased as a result of a Change, then, within seven Business Days of demand by such Bank, Borrower shall pay such Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Bank's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Bank or any Lending Installation or any corporation controlling any Bank. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
    Availability of Types of Advances. If any Bank determines that maintenance of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or if the Required Banks determine that (i) deposits of a type and maturity appropriate to match fund LIBOR Loans are not available or (ii) the interest rate applicable to LIBOR Loans does not accurately reflect the cost of making or maintaining LIBOR Loans, then the Agent shall suspend the availability of LIBOR Loans and require any affected LIBOR Loans to be repaid or converted to Base Rate Loans, either on the last day of the Interest Period thereof or on such earlier date on which an affected Bank may no longer lawfully continue to maintain such LIBOR Loan (as determined by such Bank), subject to the payment of any funding indemnification amounts required by Section 3.4.
    Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Advance is not made on the date specified by Borrower for any reason other than default by the Banks, Borrower will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such LIBOR Advance.
    Taxes. All payments by Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
            In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").
            Borrower hereby agrees to indemnify the Agent and each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Bank as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Bank makes demand therefor pursuant to Section 3.6.
            Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Bank") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
            For any period during which a Non-U.S. Bank has failed to provide Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, Borrower shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non- U.S. Bank to recover such Taxes.
            Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
            If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Banks under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.
    Bank Statements; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of Borrower to such Bank under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Loans under Section 3.3, so long as such designation is not, in the judgment of such Bank, disadvantageous to such Bank. Each Bank shall deliver a written statement of such Bank to Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Bank determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Bank funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Bank shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Loans and other obligations under the Financing Documents and termination of this Agreement.

  CONDITIONS OF LENDING

    Conditions Precedent to all Advances. Unless the Required Banks otherwise consent in writing, the obligation of the Banks to make any Advance is subject to performance by Borrower of all of its obligations under this Agreement and to the satisfaction of the conditions precedent that all legal matters incidental to the Advance shall be satisfactory to counsel for the Agent and that the following conditions shall be met:
      The representations and warranties of Borrower contained in Section 5.1 of this Agreement are true and accurate.
      No Default or Event of Default shall then be in existence or would be created thereby.
      The FERC Order shall permit such Advance.
      The aggregate amount of all unsecured promissory notes issued by Borrower having maturities of twelve months or less from the date of issuance, after giving effect to such Advance, shall be not greater than $500,000,000 (or such lesser maximum amount as may then be authorized under the FERC Order).
    Conditions Precedent to Initial Advance. The obligation of the Banks to make the initial Advance is subject to the receipt by the Banks on or before the Closing Date of all of the following, each dated the Closing Date or another date prior to the Closing Date acceptable to the Banks and each to be in the form and substance acceptable to the Agent:
      The Notes and any other documents required hereunder.
      A favorable opinion of Barnes & Thornburg, counsel to Borrower, substantially in the form of Exhibit B attached hereto.
      A certified copy of the FERC Order authorizing Borrower to incur the Indebtedness contemplated by the Financing Documents.
      A Certificate of Existence from the Secretary of State of Indiana, dated not more than five days before the Closing Date, stating that Borrower is duly organized and existing under the laws of the State of Indiana.
      Payment to the Agent and the Banks of the fees specified in this Agreement as being payable on the Closing Date and the legal fees of the Agent and other expenses.
      Evidence required by the Agent to establish that Borrower has the authority to enter into this Agreement and that all Financing Documents executed in connection with the Loans will be valid and binding obligations of Borrower, fully enforceable in accordance with their respective terms under applicable law. Such evidence shall include, without limitation, the opinion of counsel referred to in Section 4.2(B) hereof, resolutions of the board of directors of Borrower and a certificate of the Secretary of Borrower certifying the same.
      Copies of Borrower's Articles of Incorporation and By-Laws, each as amended to date, certified by the Secretary of Borrower.
      A written certificate of the Secretary of Borrower as to the names and signatures of the officers of Borrower authorized to sign this Agreement and the Notes and other documents to be executed and delivered pursuant hereto.
      Evidence that Borrower has terminated the "Commitments" under, and paid in full all Indebtedness outstanding under, the Loan Agreement dated as of November 1, 2000 among Borrower, various financial institutions and ABN AMRO Bank, N.V., as administrative agent.
      Such other information about Borrower and/or its assets, business and/or financial condition as the Agent or any Bank may reasonably request.

  REPRESENTATIONS AND WARRANTIES

    Representations and Warranties of Borrower. Borrower represents and warrants to the Agent and the Banks that, after giving effect to the Loans and the application of the proceeds thereof (which representations and warranties shall survive the making of the Loans and the termination of this Agreement):
      Organization and Existence. Borrower is a corporation, duly organized and validly existing under the laws of the State of Indiana and is duly qualified to do business in all jurisdictions in which such qualification is required, except where failure to so qualify would not have a material adverse effect on the operations, business, properties, prospects or condition (financial or otherwise) of Borrower and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Financing Documents.
      Authorization and Absence of Defaults. The execution, delivery to the Agent and the Banks and performance by Borrower of the Financing Documents have been duly authorized by all necessary corporate and governmental action and do not and will not (i) require any consent or approval of the shareholders or board of directors of Borrower which has not been obtained, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or its Subsidiaries and/or the Articles of Incorporation or By-Laws, where applicable, of Borrower and its Subsidiaries, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected or (iv) result in, or require, the creation or imposition of any Lien on any of the properties or revenues of Borrower and its Subsidiaries. Borrower and each Subsidiary is in compliance with each law, rule, regulation, order, writ, judgment, injunction, decree, determination or award described in clause (ii) above and, except as set forth on Schedule III, is in compliance with each indenture, agreement, lease or instrument described in clause (iii) above, except, in each case, where the failure to be in compliance is immaterial to the financial condition or business of Borrower and its Subsidiaries.
      Acquisition of Consents. No authorization, consent, approval, license or exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including without limitation any authorization, consent, approval, license or exemption of, or filing with, the FERC, the IURC and any other regulatory authority having jurisdiction) is or will be necessary to the valid execution and delivery to the Agent and the Banks or performance by Borrower of any Financing Document, other than those already obtained and copies of which have been provided to the Agent and the Banks pursuant to Section 4.2(C) hereof.
      Validity and Enforceability. This Agreement is, and each of the other Financing Documents when delivered hereunder will be, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except to the extent enforceability thereof is limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.
      Financial Information. All financial statements and other financial data which have been or will be furnished to the Agent or the Banks by Borrower are, and will be, true and correct and reflect, or will reflect when delivered in the future, fairly the financial condition of Borrower and its Subsidiaries and have been, or will be, prepared in accordance with GAAP consistently applied. Borrower and its Subsidiaries have no contingent liabilities, liabilities for taxes, unusual forward or long term commitments outside the ordinary course of business, or unrealized or anticipated losses from any unfavorable commitments which are material with respect to the operations, condition (financial or otherwise), properties, prospects or business of Borrower and its Subsidiaries except as reflected or provided for in such financial statements.
      No Litigation. Except as set forth on Schedule IV, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower, its Subsidiaries or any of its or their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Borrower or any Subsidiary would draw into question the legal existence of Borrower and/or the validity, authorization and/or enforceability of the Financing Documents and/or any provision thereof and/or could have a material adverse effect on the business, properties, prospects, operations or condition (financial or otherwise) of Borrower and its Subsidiaries.
      Regulation U. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR, Part 221), does not own and has no present intention of acquiring any such margin stock. None of the proceeds of the Loans will be used directly or indirectly by Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin stock or for any other purpose which might constitute the transaction contemplated hereby a "purpose credit" within the meaning of said Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under said regulations or said statute.
      Absence of Adverse Agreements. Neither Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any corporate or partnership restriction which would alter the manner in which Borrower and its Subsidiaries do business and which would have a material adverse effect on the business, properties, assets, operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries or on the ability of Borrower to carry out its obligations under the Financing Documents.
      Taxes. Borrower and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves for payment thereof have been provided in accordance with GAAP.
      Accuracy of Representations and Warranties. None of Borrower's representations or warranties set forth in this Agreement or in any document, certificate or other written information furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading.
      Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.
      Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan, Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage and (c) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of Borrower's business greater than the amount required to pay its Indebtedness, including, for this purpose, unliquidated and disputed claims. Borrower will not be rendered insolvent by the execution and delivery of this Agreement and the consummation or performance of the transactions contemplated herein.
      Licenses, Registrations, and Compliance with Laws. Each of Borrower and each of its Subsidiaries has all permits, governmental licenses, registrations, and approvals necessary to carry out its businesses as presently conducted and as required by law (including, without limitation, the FPA and the IPSCA) or the rules and regulations of any federal, foreign, governmental, state, county or local association, corporation, or governmental agency, body, instrumentality or commission having jurisdiction over Borrower or its Subsidiaries, including, but not limited to, the FERC, the IURC, the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission and analogous and related state and foreign agencies, except for such permits, licenses, registrations and approvals the failure to obtain would not reasonably be expected to have a material adverse effect on the operations, business, properties, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. There is no violation or failure of compliance on the part of Borrower or any Subsidiary with any of the foregoing permits, licenses, registrations, approvals, rules or regulations, and there is no action, proceeding or investigation pending or, to the knowledge of Borrower, threatened, nor has Borrower received any notice of such, which might result in the termination or suspension of any such permit, license, registration or approval, except for such violations, failures, actions, proceedings or investigations which would not reasonably be expected to have a material adverse effect on the operations, business, properties, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries.
      Principal Place of Business; Books and Records. Borrower's chief executive office is located at Borrower's address set forth beneath its signature hereto. All of Borrower's books and records are kept at such address.
      Title to Assets and Properties. Borrower has good and marketable title to all of its properties and assets except such imperfections in title, if any, that do not materially interfere with the present or proposed use of such property or otherwise materially impair business operations, free and clear of all Liens other than Liens permitted by Section 6.2(A).
      Material Adverse Change. There has been no material adverse change in the operations, business, properties, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries since December 31, 2001.
      Employee Benefit Plans. Each employee benefit plan as to which Borrower or any Subsidiary may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event has occurred with respect to any such plan, (ii) neither Borrower nor any Subsidiary has withdrawn from any such plan and (iii) no such plan has been terminated.
      Public Utility Holding Company Act. Borrower is a wholly-owned direct subsidiary of IPALCO and IPALCO is a wholly-owned direct subsidiary of The AES Corporation, a Delaware corporation ("AES"). IPALCO is a "holding company", as such term is defined in PUHCA, and, by virtue of its relationship with IPALCO, Borrower is a "subsidiary company" of a "holding company" within the meaning of PUHCA, but IPALCO and its Subsidiaries are exempt from all provisions of PUHCA and all rules thereunder, except Section 9(a)(2) thereof, by virtue of having duly filed with the Securities and Exchange Commission one or more exemption statements pursuant to Section 3(a)(1) of PUHCA and pursuant to Rule 2 of the Securities and Exchange Commission. AES is a "holding company", as such term is defined in PUHCA, and, by virtue of AES's ownership of all of IPALCO's common stock, each of IPALCO and Borrower is a "subsidiary company" of a "holding company" within the meaning of PUHCA, but AES is exempt from all provisions of PUHCA and all rules thereunder, except Section 9(a)(2) thereof, by virtue of the Securities and Exchange Commission's having so determined pursuant to Section 3(a)(5) of PUHCA. To the best of Borrower's knowledge, no proceedings to revoke or modify either of such exemptions have been instituted or are pending. Neither Borrower or any Subsidiary is a "holding company" or, other than by virtue of its relationships with AES and IPALCO as set forth in the preceding portion of this paragraph, a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of PUHCA.
      Environmental Matters. To the best of Borrower's knowledge:
          all facilities and property (including underlying groundwater) owned or leased by Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by Borrower and its Subsidiaries in material compliance with all Environmental Laws;
          except as disclosed on Schedule IV, there have been no past, and there are no pending or threatened

          (i) claims, complaints, notices or requests for information received by Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law which, individually or in the aggregate, have, or are reasonably expected to have, a material adverse effect on the business, operations, properties, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries, or

          (ii) complaints, notices or inquiries to Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law which, individually or in the aggregate, have, or are reasonably expected to have, a material adverse effect on the business, operations, properties, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries;

          there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by Borrower or any of its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a material adverse effect on the business, operations, properties, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries;
          Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;
          no property now or previously owned or leased by Borrower or any of its Subsidiaries is listed or (with respect to owned property only) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up; and
          there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by Borrower or any of its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a material adverse effect on the condition, financial or otherwise, of Borrower and its Subsidiaries.
      Pari Passu Indebtedness. The Indebtedness of Borrower under the Financing Documents ranks at least pari passu with all other unsecured Indebtedness of Borrower.

  COVENANTS OF BORROWER

    Affirmative Covenants of Borrower Other Than Reporting Requirements. From the date hereof and thereafter for so long as any Loans are outstanding or Borrower is indebted to the Banks under any of the Financing Documents and until all Commitments are terminated, Borrower shall ensure that it shall, and shall cause each of its Subsidiaries to, unless the Required Banks shall otherwise consent in writing:
      Payment of Taxes. Pay and discharge all taxes and assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for the same which, if unpaid, might become a Lien upon any of its properties, provided that (unless and until foreclosure, restraint, sale or any similar proceeding shall have been commenced) Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which proper reserves or other provisions have been made in accordance with GAAP.
      Preservation of Existence. Preserve and maintain in full force and effect its legal existence, rights and privileges in the jurisdiction of its organization, preserve and maintain all licenses, governmental approvals, trademarks, patents, trade secrets, copyrights and trade names owned or possessed by it and which are necessary or, in its reasonable business judgment, desirable in view of its business and operations or the ownership of its properties and qualify or remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or, in Borrower's reasonable business judgment, desirable in view of its business and operations and ownership of properties.
      Compliance with Laws. Comply with the requirements of all present and future applicable laws (including, without limitation, the FPA and the IPSCA), rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business, except where the failure to comply would not have a material adverse effect on Borrower and its Subsidiaries.
      Visitation Rights.
        Permit, at any reasonable time and from time to time, the Banks or any agent or representative thereof (including without limitation the Agent), to examine and make copies of and abstracts from the financial records and books of account of, and visit the properties of Borrower and its Subsidiaries, to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of its officers or employees designated by Borrower for such purposes and/or any independent certified public accountant of Borrower.
        Permit, at any reasonable time and from time to time so long as an Advance is outstanding or any Commitment exists, the Banks or any agent or representative thereof (including without limitation the Agent), to enter the properties of Borrower and its Subsidiaries and to inspect the property occupied by Borrower and related equipment, property and soil, and to conduct soil or water sampling, testing, monitoring, digging, drilling and analyses and to review any documents, materials, inventories, financial data or notices or correspondence to or from private parties or governmental authorities in connection therewith.
      Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions, in which complete entries will be made, and maintain a standard system of accounting, all in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction over Borrower or the applicable Subsidiary.
      Maintenance of Properties. Maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order, repair and condition at all times, ordinary wear and tear excepted, and not commit waste or allow waste to be committed against its properties.
      Other Documents. Except as otherwise required by this Agreement, pay, perform and fulfill all of its obligations and covenants under each material document, instrument or agreement to which it is a party.
      Environmental Liability. (i) Conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials (as hereinafter defined) on, from or affecting the property occupied, in compliance with or in accordance with all laws, rules, regulations, orders and directives of all federal, state and local governmental authorities, and (ii) defend, indemnify, and hold harmless the Agent, the Banks, their employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (a) the existing or future presence at, on, from or affecting any real estate owned by Borrower of any materials, pollutants, substances or wastes which are defined, determined, or identified as hazardous, toxic or otherwise environmentally degrading under any Environmental Law (any such materials, pollutants, wastes, and substances being herein collectively referred to as "Hazardous Materials"), (b) the violation of any Environmental Law concerning the generation, handling, storage, treatment or disposal of any such Hazardous Materials by Borrower or (c) the enforcement of this Section 6.1(H) or the assertion by Borrower of any defense to the obligations hereunder, whether any of such matters arise before or after the Closing Date, including, without limitation, (i) the costs of removal of any and all Hazardous Materials, (ii) additional costs required to take necessary precautions to protect against the Release of Hazardous Materials into the air, any body of water, any other public domain or any surrounding areas and (iii) costs incurred to comply with all applicable laws, orders, judgments or regulations with respect to Hazardous Materials.
      Additional Assurances. From time to time hereafter, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and documents and take all such actions as the Agent or the Banks shall reasonably request for the purpose of implementing or effectuating the provisions of the Financing Documents and, upon the exercise by the Agent or the Banks of any power, right, privilege or remedy pursuant to the Financing Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that the Agent or the Banks may be so required to obtain. Without limiting the generality of the foregoing, Borrower will give all necessary notices to, make all necessary filings with, and obtain all necessary authorizations and approvals of, the FERC and the IURC with respect to the transactions contemplated by the Financing Documents.
      Purposes. Use the proceeds of the Loans solely for the purposes herein described.
      ERISA Compliance. Fulfill its obligations under minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to any plan which is maintained by Borrower or pursuant to a collective bargaining agreement and which is covered by Title IV of ERISA and Borrower and each Subsidiary shall be in all material respects in compliance with ERISA and the Internal Revenue Code of 1986, as amended, and shall not have incurred any material liability to the Pension Benefit Guaranty Corporation in respect thereto.
      Insurance. Maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice, and Borrower will furnish to the Agent or any Bank upon request full information as to the insurance carried.
    Negative Covenants of Borrower. From the date hereof and thereafter for so long as any portion of the Loans is outstanding or Borrower is indebted to the Banks under any of the Financing Documents and until all Commitments have been terminated, Borrower shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Required Banks:
      Liens. Create, incur, assume, or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to:
        Liens for taxes, assessments, or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;
        Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, bankers' set-off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provisions has been made in accordance with GAAP;
        Liens arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other Social Security or retirement benefits, or similar legislation;
        Liens arising from or upon any judgment or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;
        deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
        easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by Borrower or the applicable Subsidiary;
        Liens against property of Borrower securing Indebtedness of Borrower which is evidenced by the Mortgage and Deed of Trust dated May 1, 1940, from Borrower to American National Bank and Trust Company of Chicago, and any and all supplements thereto;
        Liens on any property acquired, constructed or improved by Borrower after the Closing Date which are created or assumed contemporaneously with, or within one hundred twenty days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such one hundred twenty day period, to secure or provide for the payment of all or any part of such acquisition, construction or improvement incurred after the Closing Date (provided that no such Lien shall extend to or cover any property other than the property so acquired or constructed, or the improvements on the property so improved), or in addition to Liens contemplated by clause (ix) below, Liens on any property existing at the time of acquisition thereof (other than any such Lien created in contemplation of such acquisition), provided that the Liens shall not apply to any property theretofore owned by Borrower other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property is constructed or the improvement is located;
        Liens existing on any property of a Person existing at the time such Person is merged into or consolidated with Borrower or any Subsidiary or becomes a Subsidiary; provided that such Liens were not crested in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Borrower or such Subsidiary or acquired by Borrower or such Subsidiary; and
        Liens or charges incurred in the ordinary course of business of Borrower which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business.
      Assumptions or Guaranties of Indebtedness. Assume, guarantee, endorse, or otherwise become contingently liable in connection with any obligation, except:
        pursuant to the provisions of this Agreement and Indebtedness to the Banks;
        Indebtedness incurred in the ordinary course of business;
        assumptions, guaranties, endorsements and contingent liabilities within the definition of Indebtedness or permitted by Section 6.2(H)(iii);
        if such is approved by the IURC; and
        such other contingent liabilities incurred after the date hereof which do not exceed $25,000,000 in the aggregate at any time.
      Dissolution. Dissolve, liquidate, wind up, merge or consolidate with another Person; provided, however (i) Borrower may merge with another Person if upon the completion of such merger, Borrower is the surviving entity, (ii) any Subsidiary may be merged into Borrower or a wholly owned Subsidiary and (iii) Borrower may dissolve immaterial Subsidiaries (a Subsidiary being deemed "immaterial" for this purpose if it has less than 2% of the assets of Borrower and its consolidated Subsidiaries).
      Sale of Assets. Sell, lease, transfer or dispose of any of its assets except:
        in the ordinary course of business;
        as approved by the IURC; or
        as such are released under the Mortgage and Deed of Trust dated May 1, 1940, from Borrower to American National Bank and Trust Company of Chicago, and any and all supplements thereto.
      Change in Nature of Business. Make any material change in the nature of its business.
      Sale and Leaseback. Enter into any sale and leaseback arrangement with any lender or investor, or enter into any leases except in the normal course of business at reasonable rents comparable to those paid for similar leasehold interests in the area and except for those which do not exceed $25,000,000 in any single transaction.
      Sale of Accounts. Sell, assign, discount, or dispose in any way of promissory notes or trade acceptances held by Borrower or any Subsidiary, with or without recourse, except in the ordinary course of business.
      Indebtedness. Incur, create, become or be liable directly or indirectly in any manner with respect to or permit to exist any Indebtedness except:
        Indebtedness arising in the ordinary course of business (other than Indebtedness for borrowed money);
        Indebtedness under the Financing Documents;
        Indebtedness with respect to trade obligations and other normal accruals and customer deposits in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which Borrower or the applicable Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such Person has set aside on its books adequate reserves therefor;
        Indebtedness of Borrower outstanding in the form of certain lines of credit in an aggregate principal amount not to exceed $150,000,000.00 at any time;
        Indebtedness of Borrower arising under commercial paper obligations;
        Indebtedness of Borrower approved by the IURC or the FERC, provided that such Indebtedness is pari passu with the Indebtedness arising under the Financing Documents; and
        Indebtedness secured by Liens permitted under Section 6.2(A).
      Other Agreements. If there exists an Event of Default or a Default, amend any of the terms or conditions of any indenture, agreement, documents, note or other instrument evidencing, securing, or relating to any other Indebtedness permitted under Section 6.2(H).
      Payment or Prepayment of Other Loans. If there exists an Event of Default or Default, make any payment or prepayment of any principal of or interest on or any payment, prepayment, redemption, defeasance, sinking fund payment, other repayment of principal or deposit for the purpose of any of the foregoing.
      Change of Fiscal Year. Change its fiscal year.
      Subordination of Claims. If there exists an Event of Default or Default, subordinate or permit to be subordinated any present or future claim against or obligation of another Person, except as ordered in a bankruptcy or similar creditors' remedy proceeding of such other Person.
      Dividends. If there exists an Event of Default or Default, declare or make payment of dividends to shareholders of Borrower; provided that Subsidiaries may pay dividends to Borrower or to Subsidiaries that are wholly owned by Borrower.
      Capital Expenditures. If there exists an Event of Default or Default, fund aggregate capital expenditures in any fiscal year in amounts exceeding the amount of depreciation expense reflected in the financial statements of Borrower for such fiscal year.
      Financial Covenants.
        Permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than 2.5 to 1.0.
        Permit the ratio, determined of the end of each of its fiscal quarters, of (i) Total Debt to (ii) Consolidated Total Capitalization to be greater than .60 to 1.0.
      Affiliates. Enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arms'-length transaction.
      Investments and Acquisitions. Make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
        Cash Equivalent Investments.
        Investments in Subsidiaries and other Investments, in each case in existence on the date hereof and described in Schedule V.
        Investments in Persons principally engaged in a field of enterprise engaged in by Borrower and its Subsidiaries on the date hereof and any other field of enterprise substantially related, ancillary or complementary thereto.
        other Investments not exceeding $5,000,000 in the aggregate outstanding at any time.
      Certain Restrictions. Not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or any Subsidiary (other than customary limits imposed by corporate law and fraudulent conveyance statutes), (b) make loans or advances to Borrower or (c) transfer any of its assets or properties to Borrower, except for such encumbrances or restrictions existing by reason of or under (i) applicable law, (ii) this Agreement and the other Financing Documents, (iii) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of such Subsidiary and (iv) restrictions binding on any Subsidiary on the date it becomes a Subsidiary, provided such restrictions were not created in contemplation of such Person becoming a Subsidiary.
    Reporting Requirements From the date hereof and thereafter for so long as any portion of a Commitment is outstanding or Borrower is indebted to the Banks under any of the Financing Documents, Borrower shall, unless the Required Banks shall otherwise consent in writing, furnish or cause to be furnished to the Banks:
      as soon as possible and in any event upon acquiring knowledge of an Event of Default or Default, a written statement of an officer of Borrower setting forth details of such Event of Default or Default and the action which Borrower proposes to take with respect thereto;
      within one hundred twenty days after the end of each fiscal year of Borrower, an unqualified audit report certified by independent certified public accountants acceptable to the Required Banks, prepared in accordance with GAAP on a consolidated basis for Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants;
      within forty-five days after the end of each of the first three quarterly fiscal periods of Borrower, a consolidated unaudited balance sheet of Borrower and its Subsidiaries, and the related consolidated statements of income and statements of cash flows for the Borrower and its Subsidiaries, as of the close of such period, all of the foregoing prepared by Borrower in reasonable detail in accordance with GAAP applicable to interim financial statements and certified by Borrower's Vice President Financial Services or Treasurer as fairly presenting the financial condition of Borrower and its Subsidiaries as at the dates thereof and their results of operations for the periods covered thereby, subject to customary year-end audit adjustments;
      simultaneously with the furnishing of the year-end financial statements of Borrower to be delivered pursuant to Section 6.3(B) and the quarterly statements of Borrower to be delivered pursuant to Section 6.3(C), a certificate of an officer which shall contain (i) a computation of the financial ratios set forth in Section 6.2(O) with respect to the period covered by such financial statements and (ii) a statement to the effect that no Event of Default or Default has occurred, without having been waived in writing, or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or a Default, such certificate shall disclose the nature thereof;
      promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any Subsidiary;
      such other information respecting the business, properties, or the condition or operations, financial or otherwise, of Borrower and its Subsidiaries as the Agent or the Banks may, from time to time, reasonably request;
      prompt written notice of any material adverse change in Borrower's or any Subsidiary's business operations, properties, prospects or condition, financial or otherwise, and an explanation thereof and of the actions Borrower proposes to take with respect thereto;
      immediately, copies of any and all notices, correspondence, warnings, guidance or other written materials specifically directed at Borrower or any Subsidiary which have a material impact on Borrower's ability to carry out its businesses as presently conducted and which include, but shall not be limited to, any directives, compliance requirements or enforcement requirements received from any governmental authority in connection with the property owned or leased by Borrower or any Subsidiary, the substances contained therein, or the equipment or operations of Borrower or any Subsidiary in connection therewith;
      promptly and in any event within five days thereafter, written notice of any change in the name of Borrower;
      promptly, written notice of any filing with the IURC to seek authority to issue any preferred stock; and
      as soon as possible and in any event within 10 days after Borrower knows that any Reportable Event has occurred, a statement, signed by the Vice President Financial Services of Borrower, describing said Reportable Event and the action which Borrower proposes to take with respect thereto.

  EVENTS OF DEFAULT

    Events of Default. Borrower shall be in default under each of the Financing Documents, upon the occurrence of any one or more of the following events ("Events of Default"):
      Borrower shall fail to make due and punctual payment of any fees, interest and/or other amounts payable as provided in the Notes and/or in this Agreement within ten days of the date when due and payable; or if Borrower shall fail to make due and punctual payment of principal as provided in the Notes and/or in this Agreement when due and payable; or if Borrower shall fail to make any such payment of fees, interest, principal and/or any other amount under this Agreement and/or the Notes on the date when such payment becomes due and payable by acceleration; or
      Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or other applicable federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties, or if corporate action shall be taken for the purpose of effecting any of the foregoing; or
      without the application, approval or consent of Borrower or any Subsidiary, (i) Borrower or any Subsidiary shall be the subject of a bankruptcy proceeding, or (ii) any proceeding against Borrower or any Subsidiary seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy law or other applicable federal, foreign, state or other statute, law or regulation shall be commenced or (iii) any trustee, receiver, custodian or liquidator of Borrower or any Subsidiary or of all or any substantial part of any or all of its properties shall be appointed without its consent or acquiescence; provided that in any of the cases described above in this Section 7.1(C), such proceeding or appointment shall not be an Event of Default if Borrower or the applicable Subsidiary shall cause such proceeding or appointment to be discharged, vacated, dismissed or stayed within forty-five days after commencement thereof; or
      final judgment or judgments in the aggregate amount of $5,000,000 or more shall be rendered against Borrower or any Subsidiary and shall remain undischarged, unstayed or unpaid for an aggregate of forty-five days (whether or not consecutive) after entry thereof; or
      any default shall occur under the terms applicable to any Indebtedness of Borrower or any Subsidiary in an aggregate amount (for all such Indebtedness so affected) exceeding $5,000,000 and such default shall (i) consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Indebtedness to become due and payable (or require Borrower or any Subsidiary to purchase or redeem such Indebtedness) prior to its expressed maturity; or
      any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries to the Banks or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Financing Document shall be materially false on the date as of which made; or
      the breach by Borrower of any of the terms or provisions of Section 6.1(B) 6.1(J), 6.1(L), 6.2 or 6.3(A); or
      the breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days; or
      there shall be any attachment of any deposits or other property of Borrower in the possession of the Banks or any attachment of any other property of Borrower, which shall not be discharged within thirty days of the date of such attachment; or
      with respect to any employee benefit plan as to which Borrower or any Subsidiary may have any liability, there shall exist a deficiency of more than $1,000,000 in the plan assets available to satisfy the benefits guaranteeable under ERISA with respect to such plan, or such plan is terminated or Borrower or any Subsidiary withdraws from such plan, but only if, in the case of any withdrawal or termination, such withdrawal or termination is reasonably likely to have a material adverse effect upon the business, operation, properties, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries; or
      (i) IPALCO shall at any time fail to own, directly or indirectly, all of the issued and outstanding common stock of Borrower or (ii) IPALCO shall at any time not be entitled to elect a majority of the members of the Board of Directors of Borrower; or
      this Agreement or any other Financing Document shall be nullified or shall cease to be in full force and effect; or
      Borrower shall suffer to exist beyond any applicable grace period any event of default under the Mortgage and Deed of Trust from Borrower to American National Bank and Trust Company of Chicago, dated May 1, 1940, and any and all supplements thereto, unless such event of default has been waived in writing by the appropriate party or parties to such agreement.

  REMEDIES OF BANKS

  Upon the occurrence and during the continuance of one or more Events of Default, the Required Banks (or the Agent with the consent of the Required Banks) may, by notice to Borrower, declare the obligation of the Banks to make Loans to be terminated, whereupon the same shall forthwith terminate and the Required Banks (or the Agent with the consent of the Required Banks) may, by notice to Borrower, declare the entire unpaid principal amount of the Loans and all fees and interest accrued and unpaid thereon and/or under any of the other Financing Documents and any and all other Indebtedness hereunder to be forthwith due and payable, whereupon the Loans and all such accrued fees and interest and other such Indebtedness shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 7.1(B) or (C) of this Agreement, all of the unpaid principal amounts of the Loans, all fees and interest accrued and unpaid thereon and/or under any of the other Financing Documents and any and all other such Indebtedness of Borrower to the Banks and/or to any such holder shall thereupon be due and payable in full without any need for the Required Banks or the Agent to make any such declaration or take any action and the Commitments shall simultaneously terminate.

  THE AGENT

    Appointment; Nature of Relationship. LaSalle Bank National Association is hereby appointed by each Bank as Agent hereunder and under each other Financing Document, and each of the Banks irrevocably authorizes the Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Financing Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article IX. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Financing Document and that the Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Financing Documents. In its capacity as the Banks' contractual representative, the Agent (i) does not hereby assume any fiduciary duty to any of the Banks and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Financing Documents. Each of the Banks hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby waives.
    Powers. The Agent shall have and may exercise such powers under the Financing Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Financing Documents to be taken by the Agent.
    General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Financing Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
    No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Financing Document, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Event of Default or Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Financing Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of Borrower or any guarantor or of any of Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Banks information that is not required to be furnished by Borrower to the Agent at such time, but is voluntarily furnished by Borrower to the Agent (either in its capacity as Agent or in its individual capacity).
    Action on Instructions of Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Financing Document in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Financing Document unless it shall be requested in writing to do so by the Required Banks. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Financing Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
    Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Financing Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Banks and all matters pertaining to the Agent's duties hereunder and under any other Financing Document.
    Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.
    Agent's Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by Borrower for which the Agent is entitled to reimbursement by Borrower under the Financing Documents, (ii) for any other expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Financing Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Bank or between two or more of the Banks) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Financing Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of the Financing Documents or of any such other documents, provided that (i) no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 9.8, be paid by the relevant Bank in accordance with the provisions thereof. The obligations of the Banks under this Section 9.8 shall survive payment of the Loans and other obligations under the Financing Documents and termination of this Agreement.
    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default hereunder unless the Agent has received written notice from a Bank or Borrower referring to this Agreement describing such Event of Default or Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks.
    Rights as a Bank. In the event the Agent is a Bank, the Agent shall have the same rights and powers hereunder and under any other Financing Document with respect to its Commitment and its Loans as any Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, at any time when the Agent is a Bank, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Financing Document, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
    Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Documents.
    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Banks, such removal to be effective on the date specified by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, on behalf of Borrower and the Banks, a successor Agent. If no successor Agent shall have been so appointed by the Required Banks within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of Borrower and the Banks, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of Borrower or any Bank, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Banks may perform all the duties of the Agent hereunder and Borrower shall make all payments in respect of the obligations under the Financing Documents to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Financing Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article IX shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Financing Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 9.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

  MISCELLANEOUS

    Consent to Jurisdiction and Service of Process. EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, BORROWER IRREVOCABLY:
      AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR THE LOANS MAY BE BROUGHT IN THE COURTS OF RECORD OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR THE COURTS OF THE UNITED STATES LOCATED IN THE STATE OF ILLINOIS SITTING IN CHICAGO;
      CONSENTS TO THE NON- EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING;
      WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS OR THAT ANY OF SUCH COURTS IS AN INCONVENIENT FORUM; AND
      CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.
    Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Agent or the Banks in the Financing Documents is intended to be exclusive of any other right or remedy and every such right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under the Financing Documents or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
    Delay or Omission Not Waiver. No delay in exercising or failure to exercise by the Agent or any Bank of any right or remedy under the Financing Documents shall impair any such right or remedy or constitute a waiver of any Event of Default or an acquiescence therein. Every right and remedy given under the Financing Documents or by law to the Agent and the Banks may be exercised from time to time and as often as may be deemed expedient by the Agent or the Banks.
    Amendments. Subject to the provisions of this Section 10.4, the Required Banks (or the Agent with the consent in writing of the Required Banks) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Financing Documents or changing in any manner the rights of the Banks or Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Bank:
      Extend the maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees hereunder or thereunder.
      Reduce the percentages specified in the definition of Required Banks.
      Extend the Commitment Termination Date or increase the amount of the Commitment of any Bank hereunder, or permit Borrower to assign its rights under this Agreement.
      Amend this Section 10.4.

    No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.

    Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telecopied communication) and mailed, telecopied or delivered to the applicable party at its address shown beneath its signature hereto or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to the delivery with the terms of this section. All such notices, requests, demands and other communications shall be effective when received; provided, however, that in the case of any notice, request, demand or other communication given via telecopier, notice shall not be effective when received unless an identical, originally executed version of such notice, demand, request or other communication shall be mailed to the applicable party that same day.
    Costs, Expenses and Taxes; Indemnification.
      Borrower agrees to pay on demand the reasonable fees and out-of-pocket expenses of the Agent (including fees and charges of counsel to the Agent) in connection with the preparation, execution, delivery, amendment and administration of the Financing Documents and the Loans. Borrower agrees to pay on demand all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Agent and the Banks, upon or after an Event of Default, if any, in connection with the enforcement of any of the Financing Documents, any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or any insolvency or bankruptcy proceeding involving Borrower and any amendments, waivers or consents with respect to any of the foregoing. In addition, Borrower shall pay on demand any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Financing Documents, and agrees to save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees, except those resulting from such Bank's gross negligence or willful misconduct.
      Borrower agrees to indemnify the Agent and each Bank, and each of their respective directors, officers and employees (the "Indemnitees") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Bank is a party thereto) (collectively, the "Indemnified Amounts") which any of them may pay or incur arising out of or relating to this Agreement, the other Financing Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder; provided that Borrower shall not be liable to any Indemnitee for any Indemnified Amount to the extent a court of competent jurisdiction has determined in a final non-appealable judgment that the foregoing resulted solely from such Indemnitee's gross negligence or willful misconduct. Borrower further agrees (y) to assert no claims for consequential damages on any theory of liability in connection in any way with the Financing Documents or the transactions evidenced thereby and (z) not to settle any claim, litigation or proceeding relating to the Financing Documents or the transactions evidenced thereby unless such settlement released all Indemnitees from any and all liability in respect of such transaction or unless each Indemnitee approves such settlement.
      The obligations of Borrower under this Section 10.6 shall survive the termination of this Agreement.
    Participations.
      Permitted Participants; Effect. Any Bank may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Financing Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under the Financing Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Financing Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Financing Documents.
      Voting Rights. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Financing Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks pursuant to the terms of Section 10.4 or of any other Financing Document.
      Benefit of Certain Provisions. Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 2.4(B) in respect of its participating interest in amounts owing under the Financing Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Financing Documents, provided that each Bank shall retain the right of setoff provided in Section 2.4(B) with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 2.4(B), agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 2.4(C) as if such Participant were a Bank. Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 10.8, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of Borrower and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Bank.
    Binding Effect; Assignment.
      This Agreement shall be binding upon and inure to the benefit of Borrower, the Agent and the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Banks.
      Any Bank may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its Loans, Commitment and its rights and obligations under its Note and under this Agreement. Such assignment shall be in substantially the form of Exhibit C. Each such assignment shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Bank or (unless each of Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. Unless an Event of Default has occurred and is continuing, the consent of Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Bank or an Affiliate thereof. Such consent shall not be unreasonably withheld. The consent of the Agent shall be required prior to an assignment becoming effective. Notwithstanding the foregoing provisions of this Section 10.8(B), any Bank may at any time assign all or any portions of its Loans and Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).
      Upon delivery to the Agent and Borrower of (i) an assignment, together with any consent required by this Section 10.8, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Agent or any other Bank shall be required to release the transferor Bank with respect to the percentage of the Loans and Commitment assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.8, the transferor Bank and Borrower shall make appropriate arrangements so that a replacement Note is issued to such transferor Bank and a new Note or, as appropriate, a replacement Note is issued to such Purchaser, in each case in principal amounts reflecting its pro rata share of the Aggregate Commitment.
      Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other entity acquiring an interest in this Agreement or its Note by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of Borrower and its Subsidiaries.
      This Agreement and all covenants, representations and warranties made herein and/or in any of the other Financing Documents shall survive the making of the Loans, the execution and delivery of the Financing Documents and shall continue in effect so long as any amounts payable under or in connection with any of the Financing Documents or any other Indebtedness of Borrower to the Banks remains unpaid or any Commitment remains outstanding; provided, however, that Section 10.6 shall survive and remain in full force and effect after expiration of the Commitments and repayment in full of all amounts payable under or in connection with all of the Financing Documents and any other such Indebtedness.
    Actual Knowledge. For purposes of this Agreement, none of the Agent and Banks shall be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for Borrower's account established pursuant to this Agreement at the Agent or such Bank shall, in fact, have actual knowledge of such fact or state of facts or unless written notice of such fact shall have been received by the Agent or such Bank in accordance with Section 10.5.
    Governing Law. This Agreement and the other Financing Documents shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be wholly performed in said State.
    Severability of Provisions. Any provision of any Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
    Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
    Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
    Nonliability of Banks. The relationship between Borrower on the one hand and the Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibilities to Borrower. Neither the Agent nor any Bank undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations. Borrower agrees that neither the Agent nor any Bank shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Financing Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Bank shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by Borrower in connection with, arising out of, or in any way related to the Financing Documents or the transactions contemplated thereby.
    Nonreliance. Each Bank hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.
    Waiver of Jury Trial. BORROWER, THE AGENT AND EACH BANK HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY FINANCING DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INDIANAPOLIS POWER & LIGHT COMPANY

By:

Hamsa Shadaksharappa

Vice President Financial Services

One Monument Circle

Indianapolis, Indiana 46204

Attention: Connie R. Horwitz,

Director, Treasury Operations

Facsimile: (317) 630-0609

LASALLE BANK NATIONAL ASSOCIATION, individually and as Agent

By:

Title:

135 South LaSalle Street

Chicago, Illinois 60603

Attention: Denis J. Campbell, IV

Facsimile: 312-904-0409

NATIONAL CITY BANK OF INDIANA

By:

Title:

One National City Center

Suite 200E

Indianapolis, Indiana 46255

Attention: Tracy Venable

Facsimile: 317-267-8899

SCHEDULE I

BANKS AND COMMITMENTS

Bank        Comm itment

LASALLE BANK NATIONAL ASSOCIATION  $15,000,000

NATIONAL CITY BANK OF INDIANA   $15,000,000

SCHEDULE II

PRICING SCHEDULE

The "Applicable Margin" and "Applicable Fee Rate" for any day are the respective rates per annum set forth below in the applicable row under the column corresponding to the Status that exists on such day:

Borrower's Senior Unsecured Ratings (S&P / Moody's)	Level I (A- or higher / A3 or higher)	Level II (BBB+ / Baa1)	Level III (BBB / Baa2)	Level IV (BBB- / Baa3)	Level V (BB+ or lower / Ba1 or lower)
Applicable Margin	0.50%	0.875%	1.00%	1.25%	1.50%
Applicable Fee Rate	0.10%	0.125%	0.15%	0.20%	0.30%

For purposes of this Schedule, the following terms have the following meanings:

"Moody's" means Moody's Investors Service, Inc.

"Moody's Rating" means the rating assigned to the senior unsecured long-term debt securities of Borrower without third-party credit enhancement, and any rating assigned to any other debt security of Borrower shall be disregarded. If Borrower does not have any such senior unsecured long-term debt securities, "Moody's Rating" shall mean the implied rating which Moody's establishes for senior unsecured long-term debt securities of Borrower. The rating in effect on any date is that in effect on the close of business on such date.

"S&P" means Standard & Poor's Ratings Group.

"S&P Rating" means the rating assigned to the senior unsecured long-term debt securities of Borrower without third-party credit enhancement, and any rating assigned to any other debt security of Borrower shall be disregarded. If Borrower does not have any such senior unsecured long-term debt securities, "S&P Rating" shall mean the implied rating which S&P establishes for senior unsecured long-term debt securities of Borrower. The rating in effect on any date is that in effect on the close of business on such date.

"Status" refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.

If Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If Borrower is split- rated and the ratings differential is two levels or more, the intermediate rating at the midpoint will apply. If there is no midpoint, the higher of the intermediate ratings will apply.

SCHEDULE III

EXISTING DEFAULTS

 A default exists on the Closing Date under documents entered into in connection with the Receivables Sale Agreement dated as of December 20, 1996 among IPL Funding Corporation, ABN AMRO Bank, N.V., as agent and enhancer, the Liquidity Providers from time to time party thereto and Windmill Funding Corporation, as the same has been amended from time to time, resulting from a debt rating downgrade from S&P. The Borrower is attempting to obtain a waiver or amendment to eliminate the default.

SCHEDULE IV

PENDING LITIGATION

Borrower has been named as a defendant in approximately 41 lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in Borrower's power plants. Borrower has been named as a "premises defendant" in that Borrower did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by Borrower. Many of the primary defendants— the asbestos manufacturers— have filed for bankruptcy protection, and it is expected that many of the remaining manufacturers will also be forced into bankruptcy. Borrower has insurance coverage for many of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote "occurrence" coverage policies applicable to the period of time during which much of the exposure has been alleged. Although Borrower does not believe that any of the pending asbestos suits in which Borrower is a named defendant will have a material adverse effect on Borrower's business or operations, Borrower is unable to predict the number or effect any additional suits may have, or the consequences to Borrower of the bankruptcy of the asbestos manufacturers; accordingly, Borrower cannot assure the Banks that the pending or any additional suits will not have a material effect on its business or operations. Trial of one asbestos case is set for trial in July 2002 and one in September 2002.

In March 2002, IPALCO and certain of its former officers were sued in the U.S. District Court for the Southern District of Indiana for alleged breaches of fiduciary duty stemming from declines in the prices of AES and IPALCO stock held by certain of IPALCO's benefit plans. Borrower believes that this suit is without merit. While Borrower cannot predict the outcome, Borrower does not believe that the suit will have a material adverse effect on its financial condition, results of operations or liquidity.

SCHEDULE V

EXISTING INVESTMENTS

Name	Current Book Value
IPL Funding Corporation	$49,999.80
Indians, Inc. - Common Stock	500.00
Tecumseh Coal Company - Common Stock	10,000.00
Lynx Capital Corporation	100,000.00
St. Philip Neri LP	240,356.19
National Equity Fund	756,121.00
Sencord, LP	1,378,988.00
Blue Triangle	709,385.01
Autoclaved Aera	39,277.36

EXHIBIT A

REVOLVING NOTE

$__,000,000 ___________, 200_

Chicago, Illinois

FOR VALUE RECEIVED, INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation ("Borrower"), having its principal offices at One Monument Circle, Indianapolis, Indiana 46204, unconditionally promises to pay to the order of _________________________ (the "Bank"), at the principal office of LASALLE BANK NATIONAL ASSOCIATION (the "Agent"), in Chicago, Illinois, the principal sum of _________ Dollars ($_________) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to Borrower pursuant to the provisions of that certain Credit Agreement (as amended or otherwise modified from time to time, the "Credit Agreement"), dated as of June 14, 2002, by and among Borrower, various financial institutions and the Agent. If not defined herein, all capitalized terms shall have the meanings as defined in the Credit Agreement.

Borrower further promises to pay interest on the unpaid principal amount hereof from the date of each Loan until such Loan is paid in full at the rate(s) and at the time(s) provided in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America. If not sooner paid, the balance of the unpaid principal and all accrued and unpaid interest shall be due and payable on June 13, 2003. Payments of principal and/or interest shall be made as specified in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits and further security of, the Credit Agreement. This Note is subject to the terms and conditions of the Credit Agreement including those which determine the interest rates, when payment of this Note may be accelerated and all amounts hereunder declared immediately due and payable and when payments of principal and interest may be made.

Borrower expressly waives demand, presentment, protest, notice of protest and notice of nonpayment or dishonor of this Note, and consents that the Required Banks may extend the time of payment or otherwise modify the terms of payment of any part of the whole of the debt evidenced by this Note, at the request of any other person liable hereon, and such consent shall not alter nor diminish the liability of any Person.

No delay or omission on the part of the Agent or the Banks in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Banks of any right or remedy shall preclude other or further exercise thereof or of any other right or remedy.

Borrower agrees to pay all costs of collection, including reasonable attorneys' fees in case the principal of this Note or any payment on the principal or any interest thereon is not paid at the respective maturity thereof and to pay all costs including reasonable attorneys' fees, regardless of whether suit be brought. All amounts payable under this Note shall be payable without relief from valuation and appraisement laws.

Whenever used in this Note, the singular includes the plural and the plural includes the singular, the masculine includes the feminine and the neuter, and the terms "Borrower", "Agent" and "Bank", are deemed to include those Persons named in the first paragraph of this Note and their respective successors and assigns.

Notwithstanding any provisions herein or in any instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits imposed by the usury laws of any applicable jurisdiction.

This Note shall be construed according to the laws of the State of Illinois applicable to contracts made and to be wholly performed in said State.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative the day and year first above written.

INDIANAPOLIS POWER & LIGHT COMPANY

By:___________________________

Its:__________________________

EXHIBIT B

 June 14, 2002

LaSalle Bank National Association,

individually and as Agent, and the other financial institutions which are parties to the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as counsel to Indianapolis Power & Light Company, an Indiana corporation (the "Company"), in connection with the Credit Agreement (the "Agreement") dated as of June 14, 2002 by and among the Company, the financial institutions which are parties thereto (collectively, the "Banks"), and LaSalle Bank National Association, as agent for the Banks. Capitalized terms used herein without definition have the meanings assigned thereto in the Agreement.

We have made such examination of facts and law as we have deemed necessary for purposes of expressing the following opinions. In addition, we have with your permission relied upon certificates of certain officers of the Company and certificates of public officials with respect to certain matters. We are aware of no facts contrary to the matters stated in such certificates. For purposes of rendering this opinion, we have, with your consent and without investigation, assumed:

(a) the genuineness of the signatures of all persons signing the Agreement (other than the Company);

(b) the authority of the persons executing the Agreement on behalf of the parties thereto (other than the Company);

(c) the authenticity of all documents submitted to us as originals;

(d) the accuracy and completeness of all corporate and public documents and records made available to us;

(e) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies;

(f) the due authorization, execution and delivery of the Agreement by the parties thereto (other than the Company);

(g) the legal existence of the Banks; and

(h) that the Agreement is binding upon all the parties thereto (other than the Company) and that all parties thereto (other than the Company) will act in accordance with the terms and provisions thereof.

Based on the foregoing and pursuant to Section 4.2(B) of the Agreement, we are of the opinion that:

A. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

B. The Company has full power to execute and deliver the Agreement and perform its obligations under the Agreement.

C. The execution, delivery and performance by the Company of the Agreement have been duly authorized by all necessary corporate action, and do not conflict with any provision of law (including, without limitation, the FPA and the IPSCA) or of the Articles of Incorporation or By-Laws of the Company, and do not conflict with or contravene any agreement, indenture or contract to which the Company is a party or by which any of its property is bound or any order issued by a regulatory authority (including, without limitation, the FERC Order), binding upon the Company.

D. There is no litigation pending or threatened against or otherwise affecting the Company or any of its properties or assets which would affect the corporate existence of the Company or which might impair its corporate powers or which would have a material adverse effect on the Company's ability to carry out the transactions contemplated by the Agreement.

E. The Agreement is the legal, valid and binding obligation of the Company, enforceable in accordance its their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, rearrangement, moratorium, liquidation, conservatorship, reorganization, or similar debt relief laws affecting the rights of creditors generally from time to time in effect and general principles of equity.

F. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution and delivery to the Banks or performance by the Company of any Financing Document, other than the order of the FERC in Docket No. ES00-33-00 dated July 28, 2000 (the "FERC Order"). The FERC Order is final and nonappealable and in full force and effect and, to the best of our knowledge, no proceedings to revoke or modify the FERC Order have been instituted or are pending.

G. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

H. The Company is a wholly-owned direct subsidiary of IPALCO and IPALCO is a wholly-owned direct subsidiary of The AES Corporation, a Delaware corporation ("AES"). IPALCO is a "holding company", as such term is defined in the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and, by virtue of its relationship with IPALCO, the Company is a "subsidiary company" of a "holding company" within the meaning of PUHCA, but IPALCO and its Subsidiaries are exempt from all provisions of PUHCA and all rules thereunder, except Section 9(a)(2) thereof, by virtue of having duly filed with the Securities and Exchange Commission one or more exemption statements pursuant to Section 3(a)(1) of PUHCA and pursuant to Rule 2 of the Securities and Exchange Commission. AES is a "holding company", as such term is defined in PUHCA, and, by virtue of AES's ownership of all of IPALCO's common stock, each of IPALCO and the Company is a "subsidiary company" of a "holding company" within the meaning of PUHCA, but AES is exempt from all provisions of PUHCA and all rules thereunder, except Section 9(a)(2) thereof, by virtue of the Securities and Exchange Commission's having so determined pursuant to Section 3(a)(5) of PUHCA. To the best of our knowledge, no proceedings to revoke or modify either of such exemptions have been instituted or are pending. Neither the Company or any Subsidiary is a "holding company" or, other than by virtue of its relationships with AES and IPALCO as set forth in the preceding portion of this paragraph, a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of PUHCA.

This opinion letter is limited to the current Federal laws of the United States and the current internal laws of the State of Indiana and we have not considered, and express no opinion on, the laws of any other jurisdiction. In expressing the opinion in paragraph E above, we have assumed that the laws of the State of Indiana would apply to the Agreement despite selection of Illinois law as the governing law of the Agreement. In making the foregoing assumption, we do not mean to imply that an Indiana court would not give effect to such selection of Illinois law.

This opinion is furnished to you pursuant to the Agreement and is solely for your benefit in connection with the transactions contemplated thereby and may not be used or relied upon by any other person for any purpose whatsoever without in each instance our prior and express written consent. Notwithstanding the foregoing, your assignees and participants may rely on this opinion as if the same were addressed to them.

Very truly yours,

EXHIBIT C

ASSIGNMENT AGREEMENT

This Assignment Agreement (this "Assignment Agreement") between ________ (the "Assignor") and __________ (the "Assignee") is dated as of __________, 200_. The parties hereto agree as follows:

1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Financing Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit I attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 10.8 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (a) the Assignee shall have the rights and obligations of a Bank under the Financing Documents with respect to the rights and obligations assigned to the Assignee hereunder and (b) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Financing Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4. PAYMENT OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (a) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Base Rate Loans assigned to the Assignee hereunder, and (b) with respect to each LIBOR Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (i) on the last day of the Interest Period therefor, or (ii) on such earlier date agreed to by the Assignor and the Assignee, or (iii) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (i), (ii) or (iii) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such LIBOR Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such LIBOR Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such LIBOR Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by Borrower with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such LIBOR Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any LIBOR Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such LIBOR Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such LIBOR Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (y) any principal payments received from the Agent with respect to LIBOR Loans prior to the Payment Date, and (z) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Base Rate Loans or fees, or the Payment Date, in the case of LIBOR Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or commitment fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of LIBOR Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (a) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder, and (b) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by Borrower or if the commitment fee was ___ of 1% less than the commitment fee paid by Borrower, as applicable. In addition, the Assignee agrees to pay _____ % of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement.

6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (a) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Financing Document, including without limitation, documents granting the Assignor and the other Banks a security interest in assets of Borrower or any guarantor, (b) any representation, warranty or statement made in or in connection with any of the Financing Documents, (c) the financial condition or creditworthiness of Borrower or any guarantor, (d) the performance of or compliance with any of the terms or provisions of any of the Financing Documents, (e) inspecting any of the property, books or records of Borrower, (f) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (g) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Financing Documents.

7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, (c) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Bank, (e) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Financing Documents without deduction or withholding of any United States federal income taxes].

8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non- performance of the obligations assumed under this Assignment Agreement.

9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 10.8 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Financing Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Financing Documents has been obtained and (b) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

       "ASSIGNOR"

       By:

       Title:

       "ASSIGNEE"

       By:

       Title:

SCHEDULE 1

to Assignment Agreement

1. Description and Date of Credit Agreement: Credit Agreement, dated as of June 14, 2002 (as the same may be amended or modified), among Indianapolis Power & Light Company, the Banks parties thereto and LaSalle Bank National Association, as agent

2.	Date of Assignment Agreement:	, 200_
3.	Amounts (As of date of Item 2 above):
Revolving Credit Loans
a.	Total of Commitments (Loans)* under Credit Agreement:	$________________
b.	Assignee's Percentage of each Facility purchased under the Assignment Agreement:**	_____%
c.	Amount of Assigned Share in each Facility purchased under the Assignment Agreement:	$________________
4.	Assignee's Aggregate (Loan Amount) Commitment Amount Purchased Hereunder:	$________________
5.	Proposed Effective Date:	________________

Accepted and Agreed:

[NAME OF ASSIGNOR]   [NAME OF ASSIGNEE]

By:      By:

Title:      Title:  &# 9;

* If a Commitment has been terminated, insert outstanding Loans in place of Commitment

** Percentage taken to 10 decimal places

 Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

EXHIBIT I

to Assignment Agreement

NOTICE OF ASSIGNMENT

          , 200_

To: Indianapolis Power & Light Company

 LaSalle Bank National Association, as Agent

From: [NAME OF ASSIGNOR] (the "Assignor")

 [NAME OF ASSIGNEE] (the "Assignee")

1. We refer to the Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. This Notice of Assignment (this "Notice") is given and delivered to [Borrower and] the Agent pursuant to Section 10.8 of the Credit Agreement.

3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ________, 200__ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Section 10.8 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4. The Assignor and the Assignee hereby give to Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $3,500 required by Section 10.8 of the Credit Agreement.

6. The Assignor and the Assignee request and direct that the Agent prepare and cause Borrower to execute and deliver new Notes or, as appropriate, replacement notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from Borrower upon its receipt of a new Note in the appropriate amount.

7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

8. The Assignee authorizes the Agent to act as its contractual representative under the Financing Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to Borrower or the Financing Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

[NAME OF ASSIGNOR]    [NAME OF ASSIGNEE]

By:      By:

Title:      Title:

ACKNOWLEDGED [AND CONSENTED TO]

BY LASALLE BANK NATIONAL ASSOCIATION, as Agent

By:

Title:

BY INDIANAPOLIS POWER & LIGHT COMPANY

By:

Title:

 [Attach photocopy of Schedule 1 to Assignment]